UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SandRidge Energy, Inc.

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The following is a press release issued by SandRidge Energy, Inc. on February 20, 2013. The press release was also posted to the “Press Releases” section of www.supportsandridge.com.

SANDRIDGE ENERGY, INC. SENDS LETTER TO STOCKHOLDERS

Recommends Stockholders Support Current Highly Qualified Board and

Reject the TPG-Axon Group’s Nominees and Proposals

OKLAHOMA CITY, February 20, 2013 – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today sent a letter urging stockholders to support the Company’s highly qualified Board and reject the TPG-Axon Group’s nominees by signing, dating and returning SandRidge’s WHITE consent revocation card.

Included below is the full text of the letter to SandRidge stockholders:

February 20, 2013

Dear Fellow Stockholder:

PROTECT YOUR INVESTMENT IN SANDRIDGE ENERGY

PLEASE SIGN, DATE AND RETURN THE WHITE CONSENT REVOCATION CARD TODAY

Your support of SandRidge Energy and its Board is critical to the continued execution of our strategy to capitalize on SandRidge’s leading position in the Mississippian Lime and deliver long-term value for our stockholders. New York-based hedge fund TPG-Axon has engaged in a false and misleading campaign in an attempt to replace your experienced Board. If successful, TPG-Axon’s proposals would turn control of your Company over to a new Board of Directors nominated exclusively by TPG-Axon without providing you with any control premium for your shares.

TPG-Axon has yet to put forth a thoughtful plan to create value for stockholders. Giving their nominees control would place your investment at risk by disrupting the execution of our strategic plan. Don’t let TPG-Axon remove SandRidge’s independent and highly qualified directors who are focused on serving all of the Company’s stockholders. We urge you to take no action with respect to TPG-Axon’s consent solicitation other than to sign, date and return the enclosed WHITE consent revocation card.

It’s important to note that one of the nation’s leading independent proxy advisory firms, Egan-Jones Proxy Services (“Egan-Jones”), recently recommended that SandRidge stockholders support the Company’s current Board of Directors. In arriving at its recommendation, Egan-Jones considered a number of factors, including “[its] belief that the dissidents have provided no specific plans and no substantive new ideas or valid reasons to change the Company’s strategic direction that will enhance the Company’s stockholder value.” Without a specific plan, TPG-Axon’s nominees will jeopardize your investment.

SANDRIDGE HAS THE RIGHT STRATEGY TO CREATE VALUE FOR ALL STOCKHOLDERS

Your Board has taken decisive steps over the last few years to transition the Company to an oil focused producer with a leading position in the Mississippian play – among the most profitable basins in the U.S. With approximately 1.85 million net acres and 600 wells drilled, SandRidge controls the largest acreage position in the Mississippian and operates 45% of all wells drilled in the play. Since January 2010, the Company has invested $500 million in the acquisition of leaseholds and over $1.7 billion in drilling capital and infrastructure – positioning SandRidge as the most efficient operator in the play and enhancing the value creation potential of these assets.

Your Board’s actions in transitioning the Company from natural gas, which has seen drastic price declines, to more oil-based production and in making these critical investments in the Mississippian, have positioned the

Company for significant growth. Even TPG-Axon has acknowledged in its public commentary that the Company’s Mississippian assets “have tremendous value and potential.”

As a result of our methodical investment strategy focused on the play, our average net production in the area grew to 30.2 Mboe/d in the third quarter of 2012, an increase of 18x from the third quarter of 2010. Importantly, oil accounts for approximately 45% of the production volume and approximately 80% of cash flows in the Mississippian.

With over 11,000 future drilling locations, we expect our position in the Mississippian to support development over the next 18 years. In support of this growth, we drilled 396 wells in 2012 and expect to drill 581 wells in 2013 while increasing the number of rigs from 32 today to 41 in 2013. Through actions such as the announced sale of our Permian assets, we are increasing our cash and liquidity position, providing us with a stronger balance sheet and the ability to fund capital expenditures to create value in the Mississippian.

Unlike the nominees proposed by TPG-Axon who lack relevant experience, your Board and management team have a clear plan and the necessary expertise to maximize value based on the strength of our Mississippian position. Do not disrupt the Board and management’s momentum. Do not give up your right to benefit from the value that the current SandRidge team is poised to deliver over the long-term.

DON’T BE FOOLED BY TPG-AXON’S FALSE AND MISLEADING CAMPAIGN

TPG-Axon simply does not have the facts straight. Their campaign and “consent solicitation” is based on false, misleading and inflammatory statements regarding management, the Board and the Company – statements that are designed to distract you from the truth.

Specifically, TPG-Axon has made a number of allegations regarding the Company’s transactions with WCT Resources. The Board, however, has found no evidence of wrongdoing. Some important facts ignored by TPG-Axon are:

•	WCT Resources is an independent company – no person affiliated with SandRidge has any control over WCT Resources’ activities;
•	transactions between WCT Resources and SandRidge have been thoroughly reviewed and approved in advance by disinterested Board members in accordance with Company policy; and
•	the Company has disclosed related party transactions in its public filings, as appropriate.

Do not allow a short-term focused hedge fund manager to distort your views of SandRidge.

TPG-Axon has also made a number of misleading statements regarding the Company’s performance and strategy. The facts are:

Financial Performance	✓	SandRidge has exceeded analyst consensus estimates for EBITDA in three of the last four quarters and for EPS in each of the last five quarters.

	✓	SandRidge’s estimates of returns for Mississippian wells have been consistent with competitors.
Financial Strength	✓	SandRidge’s focus on improving its financial position has brought its cost of capital below its peers [i] (9.9% for SandRidge vs. 10.9% for peersii).

	✓	The Company’s net debt-to-EBITDA, a measure used by the Company’s lenders, declined to below 2.0x in the third quarter of 2012 pro forma for the Permian sale.
Management Alignment	✓	Tom Ward, SandRidge’s CEO, personally invested over $600MM in SandRidge between 2006 and 2007 and still owns ~5.0% of the Company.
Clear Strategic Direction	✓	The Company has clearly articulated and successfully executed a shift from natural gas to oil.

	✓	SandRidge’s thoughtful approach to managing its asset base has resulted in the leading position in the high-growth Mississippian with a balance sheet and financial strength to support growth and deliver stockholder value.

TPG-AXON’S NOMINEES LACK THE RELEVANT EXPERIENCE TO SERVE ON THE SANDRIDGE BOARD

TPG-Axon is asking you to turn control of the Company over to its slate of seven hand-picked nominees – five of whom have no relevant oil and gas exploration and production experience at all.

TPG-Axon Nominee	Relevant Oil and Gas Exploration and Production Experienceiii
Dinakar Singh	X	None
Stephen C. Beasley		Board member since 2010 of BPZ Resources, Inc., a small oil and gas company operating in South America with a market capitalization of under $350 million.
Edward W. Moneypenny		Prior to 2001, CFO and director of Oryx Energy Corporation, an oil and gas company.
Fredric G. Reynolds	X	None
Peter H. Rothschild	X	None
Alan J. Weber	X	None
Dan A. Westbrook	X	None

YOUR BOARD IS THE RIGHT TEAM TO LEAD THE COMPANY

Horizontal drilling in the Mississippian is a complex undertaking requiring deep expertise in the sophisticated techniques necessary to support efficient production. Your Board has that expertise. Your Board had the foresight to be a first-mover in entering the Mississippian and making the necessary investments to support the infrastructure development that is critical to driving future production growth, returns and value creation.

Company Director	Oil and Gas Industry Experience
Tom L. Ward	Over 30 years’ experience in oil and gas exploration and development; a recognized leader in the Mississippian Lime play; Chief Executive Officer and Chairman of the Board of the Company from 2006 to present; prior to 2006, Chief Operating Officer and Co-Founder of Chesapeake Energy; degree in Petroleum Land Management.
Jim J. Brewer	Over 30 years’ experience in the oil and gas industry; Co-Founder and President of J-Brex Company, a private oil and gas and real estate company; degree in geology; member of the Board since 2011.
Everett R. Dobson	Owner of oil and gas properties and experience in oil and gas leasing of interests; member of the Board since 2009.
William A. Gilliland	Managing partner of Gillco Energy, L.P., a private partnership with significant investments in oil and gas assets; significant experience with oil and gas assets in the Austin Chalk, Woodbine, Woodford Shale, and Mississippian Lime formations; member of the Board since 2006.
Daniel W. Jordan	Over 30 years’ experience in the oil and gas industry; officer of Riata Energy, SandRidge’s predecessor; Founder of Jordan Drilling Fluids, Inc. and Anchor Drilling Fluids USA Inc., the largest privately held domestic drilling fluids firm; member of the Board since 2006.
Roy T. Oliver, Jr.	Long time investor in energy and energy services businesses; Founder and President of U.S. Rig and Equipment, Inc. for over 20 years; member of the Board since 2006.
Jeffrey S. Serota	Senior partner in the Private Equity Group of Ares Management LLC, and management of Ares’ investments in oil and gas industry; director of EXCO Resources, Inc. an oil and gas exploration company; member of the Board since 2007.

PROTECT YOUR INVESTMENT IN SANDRIDGE BY SIGNING AND RETURNING

THE WHITE CONSENT REVOCATION CARD IN SUPPORT OF THE CURRENT BOARD

Don’t be misled by TPG-Axon’s aggressive campaign to turn a quick profit at the expense of investors who care about generating long-term value. Your Board and management team are committed to taking substantial steps to enhance performance and increase stockholder value, and are best suited to act in the best interest of all SandRidge stockholders. Your support is critical to ensuring that SandRidge can continue building on its momentum.

Please promptly sign, date and return the enclosed WHITE consent revocation card.

We thank you for your continued support.

THE BOARD OF DIRECTORS OF SANDRIDGE ENERGY, INC.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE CONSENT REVOCATION CARD,

or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 717-3929

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green card sent to you by TPG-Axon.

FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company. Actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2012, as updated on its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed on November 9, 2012, and as may be further updated from time to time in the Company’s SEC filings, which are available through the web site maintained by the SEC at www.sec.gov. The Company’s forward-looking statements in this communication are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On January 18, 2013 the Company filed with the SEC a definitive consent revocation statement in connection with the consent solicitation by TPG-Axon Partners, LP, TPG-Axon Management LP, TPG-Axon Partners GP, L.P., TPG-Axon GP, LLC, TPG-Axon International, L.P., TPG-Axon International GP, LLC, Dinakar Singh LLC, Dinakar Singh, Stephen C. Beasley, Edward W. Moneypenny, Fredric G. Reynolds, Peter H. Rothschild, Alan J. Weber and Dan A. Westbrook (the “TPG-Axon Consent Solicitation”), and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to stockholders of the Company entitled to execute, withhold or revoke consents relating to the TPG-Axon Consent Solicitation. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE CONSENT REVOCATION STATEMENT, WHICH IS AVAILABLE NOW, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the consent revocation statement and other documents (when available) filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

The Company and certain of its directors and executive officers are participants in the solicitation of consent revocations from the Company’s stockholders in connection with the TPG-Axon Consent Solicitation. Stockholders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012, its Quarterly Reports on Form 10-Q for the first three fiscal quarters of the fiscal year ending December 31, 2012, filed on May 7, 2012, August 6, 2012 and November 9, 2012, respectively, and its definitive consent revocation statement, which was filed with the SEC on January 18, 2013. These documents can be obtained free of charge through the website maintained by the SEC at www.sec.gov.

SANDRIDGE ENERGY CONTACT:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

i Peers include: Berry Petroleum Co., Continental Resources, Inc., Concho Resources, Inc., Halcon Resources Corporation, Laredo Petroleum Holdings, Inc., Newfield Exploration Co., Oasis Petroleum Inc., Pioneer Natural Resources Co., Plains Exploration & Production Company and Whiting Petroleum Corp.

ii Weighted Average Cost of Capital based on Bloomberg data as of January 15, 2013.

iii Based on information contained in the definitive consent statement on Schedule 14A filed by the TPG-Axon Group with the SEC on January 18, 2013.

On February 20, 2013, SandRidge Energy, Inc. posted the following materials to www.supportsandridge.com.

Press Releases

Date	Title	PDF
02/20/13	SandRidge Energy, Inc. Sends Letter to Stockholders

Letters to Stockholders

Date	Title	PDF
02/20/13	February 20 Letter to Our Stockholders